Exhibit 2(k)(2)

POWER OF ATTORNEY

The undersigned officer and the Directors of IQ Dividend Advantage Fund, Inc., IQ Rising Interest Rate Fund, Inc., IQ S&P 500 ARN Fund, Inc., IQ Dow 30 ARN Fund, Inc. and IQ NASDAQ 100 ARN Fund, Inc. (the “Funds”) hereby authorize Mitchell M. Cox, Christopher R. Yeagley, Donald C. Burke and Allan J. Oster, or any of them, as attorney-in-fact, to sign on his behalf, in the capacities indicated, any Registration Statement or amendment thereto (including any pre-effective or post-effective amendments) for the Funds or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 29th day of July, 2004.

/s/ Alan Batkin	/s/ William Rainer
Alan Batkin, Director	William Rainer, Director

/s/ Paul Glasserman	/s/ Donald C. Burke
Paul Glasserman, Director	Donald C. Burke, Vice President and Treasurer